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                                                                   Exhibit 99
[SOLUTIA LOGO]

                                Contact:  Media - Glenn Ruskin - 703-282-7429
                                     Financial - Marleen Judge - 314-674-7777

         Solutia Announces Courts Approval of Global PCB Settlement

         ST. LOUIS, Sept. 10, 2003 -- Solutia Inc. (NYSE:SOI) today announced court approval of final agreements implementing the settlement of the Abernathy and Tolbert PCB cases against the company in Alabama. Preliminary agreement on the resolution of these cases was announced on Aug. 20, 2003.

         "We are glad to reach the final step in this lengthy process and are appreciative of all the hard work by all parties to reach this day," said John C. Hunter, chairman and chief executive officer.

         Representatives for all parties worked the past three weeks developing the final documents, which were approved by The Honorable U.W. Clemon, Chief Judge, United States District Court for the Northern District of Alabama yesterday and The Honorable R. Joel Laird, Jr., State Circuit Judge, Calhoun County, Alabama late this afternoon.

         The cash settlement totals $600 million, with Solutia's $50 million portion to be paid over time commencing in August 2004. Approximately
$160 million of the cash settlement will be provided through the settling companies' commercial insurance. The remaining approximately $390 million will be provided by Monsanto. In addition, as part of the settlement, Solutia arranged for a broad array of community health initiatives for low-income residents of Anniston and Calhoun County to be undertaken by Pfizer Corporation. These programs will be of substantial value to the Anniston community.

         For more information on Solutia's cleanup efforts, or its economic and community activities in Anniston, please visit www.solutia.com/anniston.

Corporate Profile
         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia...Solutions For A Better life.

-oOo-
Source: Solutia Inc.
St. Louis
Date: 9/10/03